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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated February 23, 1990, by and between The Peoples Publishing Group, Inc., a Delaware corporation (the "Company"), and James J. Peoples, an individual resident of the State of New Jersey ("Executive").

         WITNESSETH:

         WHEREAS, the Company has entered into that certain Restated Stock Purchase Agreement, dated February 23, 1990 (the "Purchase Agreement"), with a group of investors (the "Investors"), which provides, subject to certain conditions, for the purchase by the Investors of shares of capital stock of the Company; and

         WHEREAS, the execution and delivery of this Agreement by Executive is a condition precedent to the purchase by the Investors of capital stock under the Purchase Agreement; and

         WHEREAS, Executive is desirous of entering into employment with the Company on the terms herein contained; and

         WHEREAS, the Company is desirous of employing Executive on the terms herein contained.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Company and Executive agree as follows:

         1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. Unless terminated at an earlier date in accordance with
Section 9, the term of Executive's employment hereunder shall be for a period of two years, commencing on February 23, 1990. Thereafter, the term of this Agreement shall be automatically extended for successive one-year periods unless either party objects to such extension by written notice to the other party at least 60 days prior to the end of the initial term or any extension term. Notwithstanding the foregoing, the terms of Sections 5, 7, 9, 10 and 11 shall survive the termination of this Agreement.

         3. Position and Duties.

                  3.01 Service with Company. During the term of this Agreement, Executive shall serve as the President of the Company and perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time; provided that the



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nature of Executive's duties shall at all times be that of a senior executive.
Executives shall serve, for any period for which he is elected, as director of the Company; provided, however, that Executive shall not be entitled to any additional compensation for serving as director.

                  3.02 Performance of Duties. Executive shall serve the Company faithfully and to the best of his ability, and devote his full time, attention and efforts to the business and affairs of the Company during normal business hours (and outside normal business hours as reasonably required) during the term of this Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement he shall not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

         4.       Compensation.

                  4.01 Base Salary. As compensation in full for all services to be rendered by Executive under this Agreement during the initial term of this Agreement, the Company shall pay to Executive a base salary of $100,000 in the first year of this Agreement and $110,000 in the second year of this Agreement, which salary shall be paid in accordance with the Company's normal payroll procedures and policies. The compensation payable to Executive for each year following the expiration of the initial term of this Agreement shall be mutually agreed upon by the Company and Executive prior to the commencement of each such year, provided that such compensation shall not be decreased from the prior period.

                  4.02 Incentive Compensation. In addition to the base salary described in Section 4.01, Executive shall be eligible to participate in any corporate performance based incentive compensation plans which are established by the Board of Directors of the Company.

                  4.03 Participation in Benefit Plans. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time of not less than three weeks annually) established by the Company's Board of Directors from time to time to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate. Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Without limiting the generality of the foregoing, Executive shall be provided with medical, disability, and life insurance coverage to the extent it is available at a reasonable cost from reputable insurers.

                  4.04 Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

         5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement and for a period f one year thereafter Executive



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shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any way aspect of the business of the Company, any confidential or secret development or research work of the Company, or any other confidential or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

         6. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company. Except as approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.

         7. Non-Competition.

            (a) During the term of Executive's employment by the Company he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an adviser, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement, including the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices, or systems related to the products or services being sold by the Company.

            (b) The obligations of Executive under Section 7(a) shall apply to any geographic area in which the Company

                (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or



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                      (ii)     has otherwise established its goodwill,
                               business reputation, or any customer
                               relations.

                  (c) For a period of one year following the termination of Executive's employment hereunder, except a termination without cause, Executive will not, on behalf of himself or on behalf of any other person, firm or corporation, call on any of the customers of the Company, or any of its affiliates, for the purposes of soliciting or providing to any said customers any products competitive to the Company's products, nor will he in any way divert or take away any customer of the Company or its affiliates.

                  (d) During the term of this Agreement, Executive shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly; and in particular Executive shall not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

                  (e) For a period of one year following the termination of Executive's employment hereunder, except a termination without cause, Executive will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person, firm or corporation that they employ or solicit for employment of any employee of the Company.

                  (f) During the term of this noncompetition covenant which follows the termination of Executive's employment by the Company shall pay to Executive, as consideration for such covenant, an amount equal to 60% of Executive's salary at the time of termination of employment, which amount shall be payable to Executive on a monthly basis; provided, however, that the Company may, upon 30 days written notice to Executive, terminate its obligation to make such payments to Executive, terminate its obligation to make such payments to Executive and, in such event, this noncompetition covenant shall terminate as of the end of such 30-day period.

                  (g) Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

         8.       Termination.

                  8.01 Grounds for Termination. This Agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time during such initial term or any extension thereof:

                  (a) Executive shall die (in which case the Company will pay to Executive's estate a benefit equal to 50% of Executive's annual salary in effect at such time), or



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                  (b) Executive shall become disabled in accordance with
Section 8.02, or

                  (c) Executive has breached the provisions of Sections 5 or 7 of this Agreement in any material respect, or

                  (d) Executive is terminated for "cause," which means (i) Executive's violation of a specific written direction from the Board of Directors of the company or (ii) Executive's failure or refusal to perform duties in accordance with this Agreement; provided, however, no termination shall be for cause under subsection (ii) unless Executive shall have first received written notice from the Board of Directors of the Company advising Executive of the act or omission that constitutes cause and such act or omission continues after Executive's receipt of such notice for at least a period of time that would have allowed Executive to correct such act or omission.

Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment; provided, however, that Executive shall not remain bound if the Company terminate's Executive's employment without cause.

                  8.02 "Disability" Defined. The Board of Directors may determine that Executive has become disabled, for the purpose of this Agreement, in the event that Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three consecutive months and on the date of determination continues to be so disabled. The existence or nonexistence of grounds for termination of this Agreement for any reason under Section 8.01(b) shall be determined in good faith by the Board of Directors after such notice in writing given to Executive at least 30 days prior to such determination. During such 30-day period, Executive shall be permitted to make a presentation to the Board of Directors for its consideration.

                  8.03 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         9.       Purchase Rights Upon Termination of Employment.

         (a) In the event that Executive unilaterally leaves the employment of the Company prior to February 16, 1995, or in the event that Executive's employment with the Company is



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involuntarily terminated in accordance with Section 8.01(c) or (d) prior to
February 16, 1995, the Company shall have the irrevocable right and option to purchase from Executive, or Executive's successors or assigns, that number of shares of the Company's capital stock which is then owned by Executive or such successors or assigns.

         (b) The Company shall exercise the option described in Section 9(a), if at all, by delivery to Executive, his successors, heirs or assigns of a written notice of exercise within 60 days after the date of termination of employment. The purchase price for any shares of the Company's capital stock repurchased by the Company pursuant to the exercise of such option shall be determined in accordance with Exhibit A attached hereto and incorporated herein by reference. If Executive owns more than one class of the Company's capital stock at the time such option is exercised, the valuation percentages described in Exhibit A shall be separately applied to each class of capital stock. For the purposes of determining the purchase price pursuant to Exhibit A, Executive's cost for his shares is $.02 for each common share and $.84624 for each preferred share and the fair market value of such shares shall be determined by the Company's Board of Directors and agreed toby Executive, his successors, heirs or assigns. If Executive, his successors, heirs or assigns and the Board of Directors are unable to agree upon the fair market value of such shares within 30 days after the exercise of such option by the Company, the fair market value shall be determined by submitting the matter to appraisal, as hereinafter provided. In the event of an appraisal, Executive, his successors, heirs or assigns, as the case may be, and the Company shall each name a qualified appraiser within 10 days after the expiration of said 30-day period. A "qualified appraiser" shall mean an investment banker or independent accountant experienced in the valuation of the equity interests of closely-held publishing or other businesses similar to the Company. The two appointed appraisers shall, within 30 days thereafter, each make a separate determination of the fair market value of the Executive's shares, and each appraiser shall certify the same in writing. If one of the parties fails to select an appraiser within the time provided, the appraiser appointed by the other party shall make the appraisal which shall be the fair market value. Otherwise, the value shall be the average of the two appraisals certified by the two appraisers; provided, however, that if the difference between the values determined in the two appraisals is greater than 20% of the larger appraised value, then the two appraisers shall within five days of submission of their certified appraisals designate a third qualified appraiser who shall make his independent appraisal within 15 days thereafter, and the fair market value for the purposes hereof shall then be the average of the two appraisals which are closest in value to one another. If the two appraisers do not select a third appraiser within the time period provided, one or both of the parties shall apply to the then senior judge of the Hennepin County (Minnesota) District Court for the selection of a third appraiser, whose selection shall be binding upon the parties in all respects. Each party shall bear the costs of the appraiser selected by it. The services of such third appraiser shall be paid for one-half by Executive, his successors or assigns, as the case may be, and one-half by the Company. The purchase price shall be payable at the option of the Executive, his successors or assigns either in cash within 30 days of the date of exercise of the option or the date of the determination of the amount of the purchase price, or in five equal annual installments of principal and interest (at the prime rate in effect from time to time as announced by First Bank



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National Association) with the first installment due and payable at the closing.

         10. Purchase of Executive's Shares by Company. In the event that Executive's employment hereunder is terminated for any reason other than by the Company for cause, pursuant to Section 8.01(c), or unilaterally by the Executive, Executive may for a period of 30 days after such termination deliver written notice to the Company that he desires to sell his shares of capital stock to the Company. The Company agrees that it shall purchase all such capital stock to the Company. The Company agrees that it shall purchase all such capital stock as set forth in such notice at the fair market value thereof as determined pursuant to the procedures set forth in Section 9. The closing of such purchase will occur within 30 days of receipt of such notice by the Company. The purchase price shall be payable at the option of the Company either in cash within 30 days of the date of exercise of the option or the date of determination of the amount of purchase price, or in five equal annual installments of principal and interest (at the prime rate in effect from time to time as announced by First Bank National Association) with the first installment due and payable at the closing.

         11. Restriction on Transfer of Shares; Right of First Refusal; Legend.

         (a) Executive shall not voluntarily or involuntarily sell, transfer, exchange or otherwise dispose of any of the shares of Company stock that he may now own or hereafter acquire unless he shall first offer to sell such shares to the Company in accordance with the terms of this Section 11; provided, however, in no event may Executive transfer shares of Company stock which remain subject to the Company's repurchase at Executive's cost therefor except to the Company.

         (b) If Executive wishes to transfer or otherwise dispose of any shares not then subject to repurchase by the Company at Executive's cost therefor or if any of such shares are subject to involuntary transfer pursuant to court order or other legal proceedings, he shall deliver a written notice to the Company, which notice shall specify the person to whom the shares are to be transferred or disposed of, the purchase price or other consideration to be received by Executive for such shares and the terms upon which such purchase price or other consideration is to be paid. If the transfer or other disposition is for no consideration or is involuntary, such written notice shall explain the circumstances of the transfer or disposition. The delivery of such written notice to the Company shall constitute an irrevocable offer by Executive to sell the shares to the Company upon the same terms and conditions as are specified in the notice or, if such transfer or other disposition is for no consideration or is involuntary, at the fair market value of such shares, as determined pursuant to the procedures set forth in Section 9. The Company may accept such offer by delivering a written acceptance to Executive within 30 days after receipt of the written notice from Executive. If the Company elects to accept such offer, the purchase of such shares shall be closed within 30 days (i) upon the same terms as are specified in Executive's written notice, (ii) by a cash purchase if the transfer is for no consideration or is involuntary, or (iii) upon such other terms as are mutually acceptable to the parties. If the Company elects not to exercise such offer or if the Company allows such offer to expire without being accepted, Executive shall



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be able to transfer or encumber such shares on the terms specified in the written notice to the Company to the person identified therein. If such transaction is not consummated within 90 days, such shares shall again be subject to the restrictions and the purchase option described in Section 11.

         (c) Each certificate representing the shares of the Company's capital stock that Executive may now own or hereafter acquire shall be endorsed with the following legend:

             "The transferability of this certificate and the shares of stock represented hereby is subject to the restrictions, terms and conditions contained in the Employment Agreement, dated February 23, 1990, entered into between the registered owner of such shares and The Peoples Publishing Group, Inc. A copy of the Employment Agreement is on file in the office of the Secretary of the Peoples Publishing Group, Inc."

         12. Termination of Certain Rights. The terms of Sections 9, 10 and 11, notwithstanding any provisions hereof to the contrary, shall terminate and shall be of no further force and effect at the earliest to occur of: (a) a Public Offering (as defined in the Purchase Agreement); (b) the date when (i) any person other than Cherry Tree Ventures III who was not, on February 23, 1990, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of in excess of 80% of the Company's voting capital stock, has become the beneficial owner (as so defined), directly or indirectly, of in excess of 80% of the Company's voting capital stock; or (ii) the holders of the Company's capital stock approve (A) any consolidation or merger (except with one of the acquisition candidates listed on Schedule 2 to the Purchase Agreement) in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash or the right to receive cash, securities or the right to receive securities, or other property (other than a merger in which the holders of the Company's capital stock immediately prior to the merger have the same percentage ownership of capital stock of the surviving corporation immediately after the merger), (B) any sale, lease, exchange or other transfer of all or substantially all of the assets, or (C) any plan of liquidation or dissolution; or (c) February 16, 1995.

         13.      Miscellaneous.

                  13.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  13.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.




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                  13.03 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  13.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  13.05 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

                  13.06 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  13.07 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5, 7 and 8.03. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                  13.08 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.



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                                              THE PEOPLES PUBLISHING GROUP, INC.


                                              By /s/ James J. Peoples
                                                 ------------------------------
                                                Its President



                                                 /s/ James J. Peoples
                                                 ------------------------------
                                                     James T. Peoples



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                                    Exhibit A



                                            Percent of Shares                     Percent of Shares
                                        which may be purchased                  which may be purchased
                                              by the Company at                   by the Company at
         Period                          Executive's cost therefor                fair market value
         ------                          -------------------------                -----------------
From the date hereof
 through February 16, 1991                     66-2/3%                                  33-1/3%

From February 17, 1991
 through February 16, 1992                     33-2/3%                                  66-2/3%

February 17, 1992
 through February 16, 1993                        None                                    100%
